EXHIBIT 10.1

YA GLOBAL INVESTMENTS, L.P.

101 Hudson Street, Suite 3700

Jersey City, NJ 07302

January 2, 2008

Intrepid Technology & Resources, Inc.
501 West Broadway, Suite 200
Idaho Falls, Idaho 83402
Attention: Dr. Jacob D. Dustin
Facsimile: (208) 529-1014

Dear Mr. Dustin:

This Letter Agreement is by and between Intrepid Technology & Resources, Inc., an Idaho corporation (“Intrepid” or the “Company”) Corporation, and YA Global Investments, L.P., a Cayman Islands exempt limited partnership (“YA Global”).

WHEREAS, YA Global is the holder of the following warrants to purchase shares of common stock (“Common Stock”) of Intrepid: Warrant No. IESV-02-1 to purchase 15,000,000 shares of Common Stock at an exercise price of $0.055 per share (referred to herein as the “Warrants”);

WHEREAS, as of the date hereof, YA Global is entitled to exercise the Warrants to purchase an aggregate of up to 15,000,000 shares of Common Stock on either a cash, or a cashless basis (as set forth in the Warrants) until the expiration date of the Warrants.

WHEREAS, in order to induce YA Global to exercise the Warrants into restricted shares of Common Stock on the date hereof and on a cash basis, Intrepid desires to, among other things, agree to reduce the exercise price of the Warrants to $0.01 per share.

 NOW, THEREFORE, in consideration of the mutual covenants and other agreements contained in this Letter Agreement, Intrepid and YA Global hereby agree as follows:

1.

Warrant Exercise Price.  As of the date hereof, Section 1(b)(xiv) of the Warrants shall be amended to read as follows: “’Warrant Exercise Price’ shall be $0.01 per share or as subsequently adjusted as provided in Section 8 hereof.” The Company represents that it has taken all necessary corporate action, whether through its Board of Directors or otherwise, to approve this amendment to the exercise price of the Warrants.

2.

Registration Statement or Prospectus Amendment/Supplement  Within two (2) days of the date hereof, the Company shall file with the U.S. Securities and Exchange Commission all necessary amendments and/or supplements to the registration statement underlying the Warrant Shares (as that term is defined in the Registration Rights Agreement between the parties hereto dated March 23, 2007 “the Registration Rights Agreement”) such that all of the shares obtained pursuant to the exercise of the warrant contemplated hereunder are eligible for resale under an effective registration statement.  The terms of the Registration Rights Agreement shall be fully applicable to the shares obtained by YA Global pursuant to this agreement as Warrant Shares (as that term is defined in the Registration Rights Agreement).

3.

The Company represents that the adjustment to the exercise price of the Warrants will not cause a ratchet or repricing of any other outstanding convertible securities, options, or warrants of the Company.

4.

Warrant Exercise.  In consideration of the agreements of the parties as set forth herein, and subject to the provisions in the Warrants limiting YA Global’s holdings of common stock of the Company to 4.99% (which shall not be waived or modified in any way by this agreement), YA Global shall exercise the Warrants as to all 15,000,000 shares (the “Warrant Shares”) obtainable thereunder at the new exercise price of $0.01 per share by delivering to Intrepid the exercise notices attached hereto as Exhibit A and the aggregate exercise price of $150,000 by wire transfer of immediately available funds to the wire instructions attached hereto as Exhibit B.   Intrepid acknowledges that Exhibit A represents a valid Exercise Notice (as that term is defined in the Warrants) as to all 15,000,000 shares and that such Exercise Notice obligates the Company to make delivery of the Warrant Shares in accordance with the terms of the Warrants, as amended herein.

5.

The Company represents that, since the issuance of the Warrants, there have been no events that, pursuant to the terms of the Warrants, would have triggered an adjustment to the Warrant Exercise Price (as that term is defined in the Warrants).  The Company further acknowledges that the terms of the Warrants obligate the Company to provide written notice to YA Global of any event that may cause an adjustment to the Warrant Exercise Price or number of shares underlying the Warrants.

[Signatures appear on the next page]

IN WITNESS WHEREOF, the parties hereto have caused this Letter Agreement to be duly executed as of the date first written above.

Intrepid Technology & Resources, Inc.

By: /s/ Jacob D. Dustin
Name: Jacob D. Dustin
Title: President, Chief Operating Officer

YA Global Investments, L.P.

By: Yorkville Advisors, LLC
Its: Investment Manager

By: /s/ Mark Angelo_____________
Name: Mark Angelo
Its: Portfolio Manager

EXHIBIT A

WARRANT EXERCISE NOTICES

EXERCISE NOTICE

TO BE EXECUTED
BY THE REGISTERED HOLDER TO EXERCISE THIS WARRANT

INTREPID TECHNOLOGY & RESOURCES, INC.

The undersigned holder hereby exercises the right to purchase Fifteen Million (15,000,000) of the shares of Common Stock (“Warrant Shares”) of Intrepid Technology & Resources, Inc. (the “Company”), evidenced by the attached Warrant No. IESV-02-1 (the “Warrant”).  Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.

Specify Method of exercise by check mark:

1.    X

 Cash Exercise

(a) Payment of Warrant Exercise Price. The holder shall pay the Aggregate Exercise Price of $150,000 (One Hundred Fifty Thousand Dollars) to the Company in accordance with the terms of the Warrant.

(b) Delivery of Warrant Shares.  The Company shall deliver to the holder Fifteen Million (15,000,000) Warrant Shares in accordance with the terms of the Warrant.

2.  ___

Cashless Exercise

(a) Payment of Warrant Exercise Price.  In lieu of making payment of the Aggregate Exercise Price, the holder elects to receive upon such exercise the Net Number of shares of Common Stock determined in accordance with the terms of the Warrant.

(b) Delivery of Warrant Shares.  The Company shall deliver to the holder _________ Warrant Shares in accordance with the terms of the Warrant.

Date:

YA Global Investments, L.P. (f/k/a Cornell Capital Partners, L.P.)

By:

Yorkville Advisors, LLC

Its:

Investment Manager

By:

Matt Beckman

Its:

Managing Member

 EXHIBIT B

WIRE INSTRUCTIONS